CONSENT OF INDEPENDENT
                  CERTIFIED PUBLIC ACCOUNTANTS





EcoTyre Technologies, Inc.
Holtsville, New York


     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 28, 1995 (except for Note 3 for which the date is May 24, 1995 and Note 14 for which the date is June 23, 1995), relating to the financial statements of EcoTyre Technologies, Inc. appearing in the Company's effective registration statement on Form SB-2 filed under the Securities Exchange Act of 1934. Our report contains an emphasis paragraph regarding the ability of the Company to continue as a going concern.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                   /s/ BDO Seidman, LLP
                                   BDO Seidman, LLP

Mitchel Field, New York
June 17, 1996